Exhibit 10.1

July 24, 2012

David H Chung

Dear David,

I am pleased to offer you the position of Chief Commercial Officer and Executive Vice President, Conceptus, Inc. Your starting salary will be $325,000 annually, subject to all Federal, State and other applicable taxes and withholdings, payable on bi-weekly basis. In this capacity, you will report directly to Keith Grossman, President and CEO. Should you accept this offer, you will begin work as a regular, exempt employee.

You will also be eligible to receive a bonus of up to 60% of your salary (pro-rated to your start date). The payout of the bonus is dependent upon the Company achieving its 2012 Goals and Objectives as well as you achieving your department Goals and Objectives. I will further discuss with you the bonus program upon your hire. Also, as part of this offer, you will be provided with a Change of Control Agreement provided to other executives at your level. In addition, your compensation package will be reviewed during the normal executive review time, which usually takes place in February.

Your equity grant will include 50,000 non-qualified stock options (NSOs) and 40,000 restricted stock units (RSUs). NSOs vest as follows: 6/48ths of the NSOs will vest after 6 months of employment, and 1/48th each month thereafter such that you will be fully vested at four years. According to the terms of the RSU you will become vested 25% after 1 year, and then 25% each year thereafter such that you will be fully vested at four years. Per the Change of Control Agreement above, these NSOs and RSUs will fully vest upon a change of control event. Your grant date will and vest date will be your first date of employment.

As a reminder, employment with Conceptus is ‘at will’, as a result, either you or Conceptus, Inc., is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, titles, compensation and benefits, as well as Conceptus’ personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

This offer is subject to approval of the Conceptus Board of Directors.

This position is contingent on you relocating to the Bay Area. As part of this offer, you will have up to one year of your start date to complete your relocation.

We will support your relocation with the following benefits not to exceed $200,000:

1.	We will reimburse you for 12 months of temporary housing costs in the Bay Area that are incurred within one year of your start date

2.	We will pay the reasonable cost of moving your household goods, including shipment of two automobiles from your current residence to the Bay Area, provided that all of these items are moved to the Bay Area prior to one year of your start date. We will also pay the reasonable cost of storing your household goods in the Bay Area until such time as you have either moved into your Bay Area residence or your start date, whichever is earlier. In order for moving or storage costs to be considered “reasonable” they must be approved in advance through our Human Resources Department

3.	We will reimburse you for 12 months of reasonable air fare from southern California to Northern California during your transition

4.	Conceptus will make available a Car until you relocate or move your automobile to the Bay Area. If we do not have a fleet car available, we will reimburse you for the actual cost of renting a car in the Bay Area for a period of no more than 12 months provided that those expenses are incurred prior to one year after your start date and before your cars have been moved to the Bay Area.

5.	We will reimburse you for the cost of two four-day house-hunting trips to the Bay Area for you and your spouse to give you an overview of Bay Area communities and a guided real estate tour in your choice of communities. If these trips occur after you begin working for Conceptus we will only reimburse you for roundtrip airfare for your spouse

6.	Conceptus will also pay for the non-recurring closing costs related to the purchase of a home in Northern CA – Bay Area NTE $15,000

7.	We will reimburse you for the cost of one-way airfare for you and your family to relocate to the Bay Area or alternatively for expenses incurred while driving your family

If you voluntarily terminate your employment with Conceptus (or Conceptus terminates your employment “for cause”) within twelve (12) months of the your date of hire, your signature at the bottom of the last page of this letter signifies your agreement to reimburse Conceptus in full for the above relocation expenses, with the exception of the expenses for temporary housing, car rental, air travel and house hunting, incurred on your behalf. If you voluntarily terminate your employment with Conceptus (or Conceptus terminates your employment “for cause”) within two (2) years of your date of hire, you agree to reimburse Conceptus for 50% of the above relocation expenses.

As a regular employee of Conceptus, Inc., you will be eligible to participate in a number of Company sponsored benefits, which include: medical, dental, vision, life and long term disability insurance coverage. These benefits are effective the first day of your employment. You will also be eligible to join our 401(k) program and participate in our employee stock purchase plan.

Employment with Conceptus is for no specific period of time. As a result, either you or Conceptus, Inc. is free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, titles, compensation and benefits, as well as Conceptus’ personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express written form signed by you and the President of the Company.

Your employment pursuant to this offer is contingent on your executing the enclosed Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States, as well as completing a brief background check. Please provide the appropriate verification documents on your first day of employment.

This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. To accept this offer, please sign and return this letter me. This offer, if not accepted, will expire at 12:00pm (noon) on August 6, 2012. We would expect your start date to be approximately August 13, 2012 or such other date as we mutually agree. Also, this offer is contingent upon completion of your reference checks as well as a background checks.

David, I look forward to having you join the Conceptus team, and know that you can make an enormous contribution to our success. If you have any questions, please call me.

Sincerely,

/s/ D. Keith Grossman

D. Keith Grossman

President and CEO

I have read and accept this employment offer.

/s/ David Chung	August 13, 2012	August 13, 2012
David Chung	Date	Start Date

Enclosures:	Change in Control Template

Proprietary Information and Inventions Agreement